Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 28, 2008 relating to the consolidated financial statements of THQ Inc. and its subsidiaries (the “Company”) as of and for the year ended March 29, 2008 (which expresses an unqualified opinion and includes an explanatory paragraph referring to a change in the accounting for share-based payments and income taxes) and our report dated May 28, 2008 relating to the effectiveness of the Company’s internal control over financial reporting appearing in the Annual Report on Form 10-K of THQ Inc. for the year ended March 29, 2008.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP

Los Angeles, California

September 24, 2008